[Corinthian Colleges, Inc. Letterhead]

June 30, 2005

Re: Amendment of Option Agreement

Dear      :

Corinthian Colleges, Inc. (the “Company”) has determined that it is advisable to accelerate the vesting of all of its outstanding and otherwise unvested stock option grants with exercise prices that are above the Company’s closing price on NASDAQ as of June 30, 2005. Subject to the condition set forth below, this accelerated vesting will apply to all stock options that have been granted to you by the Company under its 1998 Performance Award Plan, 2003 Performance Award Plan or 2004 New-Hire Award Plan (the “Plans”) with exercise prices that are above the Company’s closing price on NASDAQ as of June 30, 2005 that are outstanding and otherwise unvested as of the date of this letter (your “Outstanding Options”).

This accelerated vesting of your Outstanding Options is conditioned, however, on your agreement that you will not sell, transfer, assign, pledge, or otherwise dispose of, alienate, or encumber, either voluntarily or involuntarily, any shares that you acquire on exercising the accelerated portion of your Outstanding Options at any time before that portion of your Outstanding Options would have vested under the terms of the applicable Plan or award agreement (without giving effect to this acceleration, but including any possible acceleration of vesting that would otherwise occur following a change in control or other circumstances causing accelerated vesting as set forth in the applicable Plan and award agreement). Except as provided below, any sale or transfer, or purported sale or transfer, of any such shares or any interest therein prior to that vesting date shall be null and void. This restriction on the transfer of shares will not apply to any transfer that would have been permitted with respect to the underlying option under the terms of the applicable Plan and option agreement—for example, a transfer upon your death or to the Company; provided that any permitted transferee will acquire the shares subject to the same transfer restrictions.

Example. Assume that you were granted an option on January 1, 2002 to purchase 1,000 shares of the Company’s common stock, that the option has vested with respect to 750 shares and that the portion of the option covering the remaining 250 shares is scheduled to vest on January 1, 2006. Upon this letter amendment becoming effective, the unvested portion of your option (covering 250 shares) would be accelerated, and you would be entitled to exercise the entire option and purchase 1,000 shares. You would be able to sell or otherwise transfer up to 750 shares immediately after you acquire them (subject to applicable law, insider trading restrictions and other restrictions that would ordinarily apply to any sale of Company stock by you). However, you would not be able sell or otherwise transfer the 250 shares subject to the accelerated portion of the option until January 1, 2006 (except under limited circumstances such as transfers on death or to the Company or following the acceleration of vesting that would otherwise have occurred in the applicable Plan or award agreement – for instance, following a change in control).

If you decide to exercise the accelerated portion of your Outstanding Options prior to the time that portion of your Outstanding Options would have otherwise vested (including accelerated vesting set forth in the applicable Plan or award agreement), the Company will issue shares only in certificate form evidencing the shares you acquire on exercise with the following legend and such other legends as may be required or appropriate under applicable law:

“THE OWNERSHIP OF THIS CERTIFICATE AND THE SHARES OF STOCK EVIDENCED HEREBY AND ANY INTEREST THEREIN ARE SUBJECT TO SUBSTANTIAL RESTRICTIONS ON TRANSFER UNDER AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND CORINTHIAN COLLEGES, INC. A COPY OF SUCH AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF CORINTHIAN COLLEGES, INC.”

Additionally, you agree to redeliver the certificates to the Company to be held by the Company until the restrictions on transfer have lapsed (i.e., until the accelerated portion of your Outstanding Options would have otherwise vested). Promptly after the transfer restrictions on any such shares have lapsed, the Company will deliver to you a certificate or certificates, free of the restrictive legend described above, evidencing such shares. Upon the occurrence of a stock split, reverse stock split, stock dividend or any other change in capitalization, reorganization, merger or similar event affecting the Company’s common stock, the transfer restrictions set forth above applicable to any stock that you may have acquired upon exercise of an option will continue in effect with respect to any consideration or other securities received in respect of such stock.

By executing this letter agreement, you and the Company agree that this letter amendment amends, and supersedes any inconsistent provisions of, the award agreements evidencing your Outstanding Options.

Please acknowledge your agreement with the foregoing by signing the enclosed copy of this letter agreement where indicated below and returning the executed copy to the Company, care of [     ]. You should return the letter so that it is received by the Company no later than June 30, 2005. If you have any questions, please call [     ] at [     ].

Sincerely,

[Name]
[Title]

Acknowledged and Agreed:

By:

[Name of Optionee]